Exhibit 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:  January 25, 2008

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Earnings for 2007

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the fourth quarter and year ended December 31, 2007.  Net income for 2007 was $8.140 million or $2.51 per fully diluted share compared to $7.484 million or $2.33 per fully diluted share for 2006. This represents an 8.8% increase in annual earnings. Net income for the fourth quarter of 2007 was $2.010 million or $.62 per fully diluted share.  This compares to $2.233 million or $.69 per fully diluted share for the same quarter of the prior year and $2.270 million or $.70 per fully diluted share for the third quarter of 2007.

Craig M. Dwight, Horizon’s Chief Executive Officer stated, “We are pleased to report our eighth consecutive year of increased net income. Despite the multiple challenges confronting the banking industry and Horizon’s increased provision for loan losses taken in the fourth quarter, we are extremely proud of the effort put forth by the entire Company to exceed last year’s performance.”

As previously announced in its press release on December 31, 2007 and subsequent 8-K filing with the Securities and Exchange Commission, Horizon increased its provision for loan and lease losses expense by $1.4 million in December 2007. After further analysis, this amount was increased to $1.558 million for December. The total provision expense for loan and lease losses for the fourth quarter of 2007 was $1.928 million, compared  $550 thousand in the third quarter. The full year provision was $3.068 million compared to $905 thousand for 2006. The additional provision for 2007 was taken to address credit quality deterioration in two segments of Horizon’s loan portfolio. These include the wholesale mortgage loan and indirect auto loan portfolios.

Horizon’s wholesale mortgage portfolio, at $8.9 million in outstanding balances as of December 31, 2007, represented approximately 1.0% of its total loan portfolio of approximately $889 million as of December 31, 2007.  The wholesale mortgage portfolio is the residual balance remaining from a line of business that was closed in June 2007.  This portfolio consists primarily of residential, second mortgage, home equity lines of credit and term loans with high loan-to-value ratios.

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Pg. 2 Cont.  Horizon Announces Record Earnings 2007

Horizon’s indirect auto loan portfolio totaled approximately $169 million in outstanding balances as of December 31, 2007, which is approximately 19.0% of its total loan portfolio.  In recent months, Horizon has experienced an increasing trend in repossessions and voluntary surrenders of vehicles, which has caused higher than historical losses in this portfolio. Horizon has not changed its underwriting standards for indirect loans and believes that the increased losses are a result of deteriorating economic conditions.

Based on national charge off statistics and Horizon’s recent loss experience in both of these loan portfolios, management determined that an increase in the provision for loan losses was warranted.

Net interest income for the quarter ended December 31, 2007 was $8.871 million, an increase of $784 thousand over the same quarter of the prior year.  This increase included $350 thousand from a loan acquired in the Alliance Bank acquisition. Under purchase accounting, this loan was recorded at a deep discount due to credit issues with the borrower. The loan was paid off in the fourth quarter resulting in the gain. The net interest margin, including the one time gain, was 3.21%. Without the gain the margin would have been approximately 3.08%, an increase of 11 basis points from the fourth quarter of 2006.  The margin improvement came as a result of a shift in the mix of earning assets.  Higher yielding commercial and installment loans grew while mortgage loans and the investment portfolio declined.  Also improving the margin was additional long-term debt, which has a lower rate of interest than the short-term negotiated certificates of deposits these funds replaced.

For 2007, net interest income increased $1.263 million from 2006.  An increase of approximately $54 million in average earning assets was the main contributing factor.  Net interest income included amounts related to loans acquired at a discount from Alliance Bank, and subsequently paid off, of $350 thousand in 2007 and $399 thousand in 2006.

Non-interest income increased $423 thousand or 14.8% from the fourth quarter of 2006 and has increased $2.134 million or 21.1% for the year over 2006.  The main contributing factors were: (a) an increase in the gain on sale of loans, (b) an increase in fiduciary income, (c) an increase in the cash surrender value in bank owned life insurance due to additional insurance added during January 2007, and (d) no losses from the sale of securities. There was no gain on the sale of mortgage servicing rights during 2007. With respect to the gain on sale of loans, Horizon is now selling approximately 77% of its conventional mortgage loan production (excluding construction loans) compared to approximately 54% in the prior year.  Total loans sold during 2007 were approximately $135 million compared to approximately $96 million during 2006. Fiduciary income increased due to an increase in assets under administration, additional income from the ESOP line of business and a fee increase implemented in January of 2007. Other non-interest income was down from 2006, due to a decline in fees related to brokering non-conforming mortgage loans.

Non-interest expense decreased $92 thousand from the fourth quarter of 2006 and increased $689 thousand or 2.3% for the year.  Incentive compensation accruals for various Horizon employees were reduced during the fourth quarter of 2006, as incentive targets were not met, while normal accruals continued during the fourth quarter of 2007. The adjustment to the incentive accruals in the fourth quarter of 2006 is the main cause of the increase in salaries and employee benefits from the fourth quarter of 2006 compared to the same period of 2007. The staff reductions, which took place earlier in 2007, are now favorably impacting compensation expense as this expense is down from the third quarter of 2007 by $270 thousand or 6.3%. Professional fees declined $217 thousand or 15.7% from 2006 due to a decline in legal fees.

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Pg. 3 Cont.  Horizon Announces Record Earnings 2007

On December 31, 2007, Horizon’s total assets were $1.259 billion, compared to $1.222 billion on December 31, 2006.  Cash and cash equivalents declined due to a large cash item deposited on the last day of 2006.  Horizon’s deposit totals were abnormally high at year-end 2007 due to deposits made by local municipalities near the end of the year. This caused a high level of Federal Funds sold at December 31, 2007. Investment securities decreased as maturities were used to fund loan growth.

Gross loans for 2007 increased $45 million since December 31, 2006.  Growth in commercial and installment loans was offset by a decline of $34 million in mortgage warehouse loans.  Warehouse loans declined due to a continued slow down in the housing market.  For 2007 commercial loans had strong growth, increasing $36.0 million since the previous year-end.  The majority of the growth came in nonresidential commercial real estate loans. Consumer loans increased due to indirect loans originated within Horizon’s normal market area, which are held in the portfolio, as well as approximately $24 million of indirect loans originated in the suburban Chicago market. Horizon terminated its Illinois indirect loan operation in October of 2007.

Total deposits have declined since December 31, 2006. Part of this decline relates to unusually large deposits being made by a local municipality near the end of 2006. At December 31, 2006 the deposit from the local municipality totaled approximately $80 million, while at December 31, 2007 deposits from the same municipality only totaled approximately $40 million. Total average deposits for the fourth quarter of 2007 also declined from the fourth quarter of 2006. Horizon has reduced its reliance on short-term public fund certificates of deposit, and alternatively has taken on brokered certificates of deposit with maturities of two to three years and increased its long term borrowings. The cost of these long-term sources of funds is lower than the rates being paid on the public fund certificates of deposit. This also improves the rate sensitivity match between rate sensitive assets and liabilities and provides a more stable, long-term source of funds.

Horizon’s allowance for loan losses at December 31, 2007 was $9.8 million, or 1.10% of gross loans, compared to $8.7 million or 1.04% at December 31, 2006.  Non-performing loans at December 31, 2007 were $2.9 million or 0.33% of gross loans, which is up approximately two basis points or $325 thousand from December 31, 2006.  Horizon considers the allowance for loan losses to be adequate to cover losses inherent in the loan portfolio as of December 31, 2007.

Stockholders' equity totaled $70.6 million at December 31, 2007 compared to $61.9 million at December 31, 2006. At December 31, 2007, the ratio of stockholders' equity to total assets was 5.61% compared to 5.06% at December 31, 2006.  Tangible equity to tangible assets was 5.02% at December 31, 2007 compared to 4.42% at December 31, 2006. Book value per common share at December 31, 2007 increased to $21.72 compared to $19.11 at December 31, 2006.

Other items

Horizon opened its second branch in Valparaiso, Indiana on January 14, 2008.  Construction has begun on a full service branch in Merrillville, Indiana which is scheduled to open in the second quarter 2008.

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Pg. 4 Cont.  Horizon Announces Record Earnings 2007

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 - 2608
Fax: (219) 874-9280

HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)
(In thousands except per share data and ratios)

	Three Months Ended:			Year Ended:
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2007	2006	2007	2006

End of period balances:
Total assets	$1,258,874	$1,194,246	$1,222,430	$1,258,874	$1,222,430
Investment securities	234,675	230,631	243,078	234,675	243,078
Commercial loans	307,535	305,502	271,457	307,535	271,457
Mortgage warehouse loans	78,225	52,539	112,267	78,225	112,267
Real estate loans	216,019	217,716	222,235	216,019	222,210
Installment loans	287,073	277,552	237,875	287,073	238,688
Non-interest bearing deposit accounts	84,097	79,034	81,949	84,097	81,949
Interest bearing transaction accounts	360,476	333,069	468,624	360,476	468,624
Time deposits	449,091	383,741	363,400	449,091	363,400
Short-term borrowings	46,069	78,661	83,842	46,069	83,842
Long-term borrowings	212,783	215,802	115,951	212,783	115,951
Stockholders’ equity	70,645	67,666	61,877	70,645	61,877

Average balances :
Total assets	$1,182,921	$1,194,146	$1,175,760	$1,180,400	$1,118,105
Investment securities	226,672	225,541	239,111	227,000	243,726
Commercial loans	304,456	301,255	267,535	291,656	256,344
Mortgage warehouse loans	53,599	61,170	111,336	70,279	96,334
Real estate loans	217,731	219,966	231,027	222,428	197,778
Installment loans	281,337	259,862	236,369	255,228	220,099
Non-interest bearing deposit accounts	77,245	78,073	79,229	76,530	78,654
Interest bearing transaction accounts	338,749	346,535	345,485	348,150	352,587
Time deposits	391,817	401,247	439,393	402,287	387,365
Short-term borrowings	67,713	70,574	87,797	62,180	53,331
Long-term borrowings	243,228	215,985	156,286	220,159	182,595
Stockholders’ equity	70,151	65,628	61,300	66,224	57,435

Per share data:
Basic earnings per share	$0.63	$0.71	$0.70	$2.54	$2.36
Diluted earnings per share	0.62	0.70	0.69	2.51	2.33
Cash dividends declared per common share	0.15	0.15	0.14	0.59	0.56
Book value per common share	21.72	21.13	19.11	21.72	19.11
Market value - high	26.40	28.00	27.89	28.10	32.23
Market value - low	24.40	25.75	25.92	24.40	25.16
Basic average common shares outstanding	3,204,203	3,202,341	3,193,306	3,200,157	3,177,272
Diluted average common shares outstanding	3,247,331	3,242,919	3,238,648	3,243,282	3,217,050

Key ratios:
Return on average assets	0.68%	0.76%	0.75%	0.69%	0.67%
Return on average equity	11.46	13.84	14.57	12.29	13.03
Net interest margin	3.21	3.01	2.97	3.03	3.05
Loan loss reserve to loans	1.10	1.03	1.04	1.10	1.04
Non-performing loans to loans	0.33	.27	0.31	0.33	0.31
Average equity to average assets	5.93	5.50	5.21	5.61	5.14
Bank only capital ratios:
Tier 1 capital to average assets	7.29%	7.17%	6.89%	7.29%	6.89%
Tier 1 capital to risk weighted assets	9.49	9.74	10.16	9.49	10.16
Total capital to risk weighted assets	10.56	10.75	11.26	10.56	11.26

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	December 31, 2007 (Unaudited)	December 31, 2006
Assets
Cash and due from banks	$19,714	$52,311
Interest-bearing demand deposits	1	1
Federal funds sold	35,314	6,500
Cash and cash equivalents	55,029	58,812
Interest-bearing deposits	249	898
Investment securities, available for sale	234,675	243,078
Loans held for sale	8,413	13,103
Loans, net of allowance for loan losses of $9,791 and $8,738	879,061	835,096
Premises and equipment	24,607	23,394
Federal Reserve and Federal Home Loan Bank stock	12,625	12,136
Goodwill	5,787	5,787
Other intangible assets	2,068	2,412
Interest receivable	5,897	6,094
Other assets	30,463	21,620
Total assets	$1,258,874	$1,222,430
Liabilities
Deposits
Noninterest bearing	$84,097	$81,949
Interest bearing	809,567	832,024
Total deposits	893,664	913,973
Short-term borrowings	46,069	83,842
Long-term borrowings	212,783	115,951
Subordinated debentures	27,837	40,209
Interest payable	2,439	1,771
Other liabilities	5,437	4,807
Total liabilities	1,188,229	1,160,553
Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 5,011,656 and 4,998,106 shares	1,114	1,111
Additional paid-in capital	25,638	25,229
Retained earnings	60,982	54,196
Accumulated other comprehensive income (loss)	63	(1,507)
Less treasury stock, at cost, 1,759,424 shares	(17,152)	(17,152)
Total stockholders’ equity	70,645	61,877
Total liabilities and stockholders’ equity	$1,258,874	$1,222,430

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31		Year
	2007 (Unaudited)	2006	2007 (Unaudited)	2006
Interest Income
Loans receivable	$16,530	$15,670	$63,618	$57,282
Investment securities
Taxable	2,372	2,506	8,389	8,602
Tax exempt	479	433	3,061	2,796
Total interest income	19,381	18,609	75,068	68,680
Interest Expense
Deposits	6,765	7,461	28,442	25,734
Federal funds purchased and short-term borrowings	611	451	2,930	2,035
Long-term borrowings	2,621	1,987	8,575	7,100
Subordinated debentures	513	623	2,313	2,266
Total interest expense	10,510	10,522	42,260	37,135
Net Interest Income	8,871	8,087	32,808	31,545
Provision for loan losses	1,928	180	3,068	905
Net Interest Income after Provision for Loan Losses	6,943	7,907	29,740	30,640
Other Income
Service charges on deposit accounts	954	805	3,469	3,102
Wire transfer fees	91	106	357	396
Fiduciary activities	956	869	3,556	3,100
Gain on sale of loans	758	594	2,566	1,681
Gain on sale of mortgage servicing rights	—	—	—	656
Increase in cash surrender value of Bank owned life insurance	224	122	920	470
Gain (loss) on sale of securities	2	—	2	(764)
Other income	303	369	1,401	1,496
Total other income	3,288	2,865	12,271	10,137
Other Expenses
Salaries and employee benefits	4,007	3,909	17,154	16,433
Net occupancy expenses	641	582	2,418	2,338
Data processing and equipment expenses	603	536	2,516	2,560
Professional fees	214	425	1,169	1,386
Outside services and consultants	292	268	1,022	1,100
Loan expense	597	648	2,106	1,952
Other expenses	1,218	1,296	4,759	4,686
Total other expenses	7,572	7,664	31,144	30,455
Income Before Income Tax	2,659	3,108	10,867	10,322
Income tax expense	649	875	2,727	2,838
Net Income	$2,010	$2,233	$8,140	$7,484
Basic Earnings Per Share	$.63	$.70	$2.54	$2.36
Diluted Earnings Per Share	$.62	$.69	$2.51	$2.33